Exhibit 99.1
News Release
Pentair Reports First Quarter 2016 Results

•	First quarter sales of $1.6 billion.

•	First quarter adjusted EPS of $0.76.

•	Free cash flow usage of $47 million in the quarter. The company expects to deliver full year free cash flow of approximately 100 percent of adjusted net income.

•	The company confirms adjusted 2016 EPS guidance of $4.05 - $4.25.
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
MANCHESTER, United Kingdom — April 26, 2016— Pentair plc (NYSE: PNR) today announced first quarter 2016 sales of $1.6 billion. Sales were up 7 percent compared to sales for the same period last year. Excluding the unfavorable impact of currency translation ("FX") and the positive contribution from acquisitions, core sales grew 1 percent in the first quarter. Adjusted first quarter 2016 earnings per diluted share from continuing operations ("EPS") were $0.76, equal to the first quarter of last year. On a GAAP basis, the company reported EPS of $0.59 compared to $0.65 in the first quarter of 2015. Segment income, adjusted net income, and adjusted EPS are described in the attached schedules.
First quarter 2016 segment income was $210 million, up 5 percent compared to segment income for first quarter 2015, and return on sales ("ROS") was 13.3 percent, a decrease of 20 basis points when compared to the first quarter in 2015. On a GAAP basis, the company reported operating income of $171 million for the quarter.
Free cash flow usage was $47 million for the quarter, reflecting normal seasonality and timing of cash flows. Free cash flow in the first quarter improved over $100 million compared to the first quarter in 2015. The company expects to deliver full year free cash flow of approximately 100 percent of adjusted net income.
Pentair paid dividends of $0.33 per share in the first quarter of 2016. Pentair previously announced on December 8, 2015 that its Board of Directors approved a 5 percent increase in the company's regular annual cash dividend rate for 2016 to $1.34 from $1.28. 2016 will mark the 40th consecutive year that Pentair has increased its dividend.
"We delivered first quarter results that exceeded our previously communicated expectations as a result of strong execution across the board," said Randall J. Hogan, Pentair Chairman and Chief Executive Officer. "Our Residential & Commercial businesses remain strong, and we have begun to see signs of stabilization in our Industrial businesses. The integration of ERICO is on track and we remain committed to delivering full year synergies of greater than $10 million. We have a new leader in place in our Valves & Controls business, and we are confident that we will realize our previously announced cost-out benefits in this segment. Free cash flow is anticipated to be approximately $750 million or greater for the year as we remain focused on cash and execution as evidenced by our stronger than expected performance in the first quarter."
FIRST QUARTER BUSINESS HIGHLIGHTS
All references to changes in core sales exclude the impact of FX and acquisitions. See attached reconciliations of these Non-GAAP measures.
Water Quality Systems delivered first quarter 2016 sales of $332 million, up 8 percent versus the prior year quarter. Core sales grew 9 percent in the first quarter and FX was negative 1 percent.

•	Core sales in the Aquatic & Environmental Systems Strategic Business Group, which accounted for approximately 60 percent of Water Quality Systems revenue in the quarter, increased 13 percent.

•	Core sales in the Water Filtration Strategic Business Group, which accounted for approximately 40 percent of Water Quality Systems revenue in the quarter, increased 5 percent.
Water Quality Systems first quarter segment income of $62 million represented a 19 percent increase as compared to $52 million in the same quarter last year. First quarter 2016 ROS increased 170 basis points to 18.6 percent.

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Flow & Filtration Solutions delivered first quarter sales of $338 million, down 4 percent versus the prior year quarter. Core sales declined 2 percent in the first quarter and FX was negative 2 percent.

•	Core sales in the Water Technologies Strategic Business Group, which accounted for approximately 60 percent of Flow & Filtration Solutions revenue in the quarter, decreased 1 percent.

•	Core sales in the Fluid Solutions Strategic Business Group, which accounted for approximately 25 percent of Flow & Filtration Solutions revenue in the quarter, decreased 5 percent.

•	Core sales in the Process Filtration Strategic Business Group, which accounted for approximately 15 percent of Flow & Filtration Solutions revenue in the quarter, increased 4 percent.
Flow & Filtration Solutions delivered first quarter segment income of $40 million, up 9 percent compared to $36 million in the same quarter last year. First quarter 2016 ROS increased 130 basis points to 11.7 percent.
Technical Solutions delivered first quarter 2016 sales of $525 million, up 33 percent versus the prior year quarter. Core sales grew 5 percent in the first quarter, ERICO added 30 percent and FX was a negative 2 percent.

•	Core sales in the Enclosures Strategic Business Group, which accounted for approximately 45 percent of Technical Solutions revenue in the quarter, decreased 5 percent.

•	Core sales in the Thermal Management Strategic Business Group, which accounted for approximately 35 percent of Technical Solutions revenue in the quarter, increased 22 percent.
Technical Solutions delivered first quarter segment income of $113 million, up 45 percent compared to $78 million in the same quarter last year. First quarter 2016 ROS increased 190 basis points to 21.5 percent.
Valves & Controls delivered first quarter 2016 sales of $387 million, down 10 percent versus the prior year quarter. Core sales declined 7 percent in the first quarter and FX was negative 3 percent. Backlog declined 2 percent to $1.1 billion compared to the end of fourth quarter 2015.

•	Core sales in the Aftermarket/MRO Strategic Business Group, which accounted for approximately 50 percent of Valves & Controls revenue in the quarter, decreased 9 percent.

•	Core sales in the Engineered Projects Strategic Business Group, which accounted for approximately 50 percent of Valves & Controls revenue in the quarter, decreased 4 percent.
Valves & Controls delivered first quarter segment income of $25 million, down 54 percent compared to $55 million in the same quarter last year. First quarter 2016 ROS decreased 640 basis points to 6.5 percent.
OUTLOOK
The company reiterated its full year 2016 adjusted EPS outlook of $4.05 - $4.25. The company anticipates full year 2016 sales of $6.7 billion, or up approximately 3 percent on a reported basis and down approximately 1 percent on a core sales basis. The company expects to deliver full year free cash flow of approximately 100 percent of adjusted net income.
In addition, the company introduced second quarter 2016 adjusted EPS guidance of $1.08 - $1.11, up approximately 2 percent on an adjusted basis versus the same quarter last year's adjusted EPS. The company expects second quarter revenue to be approximately $1.7 billion, which would be up approximately 4 percent on a reported basis and down approximately 3 percent on a core basis compared to second quarter 2015 revenue.

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EARNINGS CONFERENCE CALL
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company's performance, first quarter 2016 results on a two-way conference call with investors at 8:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company's website, www.pentair.com, shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair's website. The webcast and presentation will be archived at the company's website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "positioned," "strategy," "future" or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include overall global economic and business conditions, including worldwide demand for oil and gas; the ability to achieve the benefits of our restructuring plans; the ability to successfully identify, finance, complete and integrate acquisitions, including the ability to successfully integrate and achieve the expected benefits of the acquisition of ERICO Global Company; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; and the ability to achieve our long-term strategic operating goals. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including in our 2015 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this report. We assume no obligation, and disclaim any obligation, to update the information contained in this report.

ABOUT PENTAIR PLC
Pentair plc (www.pentair.com) delivers industry-leading products, services and solutions for its customers' diverse needs in water and other fluids, thermal management and equipment protection. With 2015 revenues of $6.4 billion, Pentair employs approximately 30,000 people worldwide.

PENTAIR CONTACTS:
Jim Lucas
Vice President, Investor Relations & Strategic Planning
Direct: 763-656-5575
Email: jim.lucas@pentair.com

Rebecca Osborn
Senior Manager, External Communications
Direct: 763-656-5589
Email: rebecca.osborn@pentair.com

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended
In millions, except per-share data	March 31, 2016	March 28, 2015
Net sales	$1,575.5	$1,475.0
Cost of goods sold	1,040.1	964.8
Gross profit	535.4	510.2
% of net sales	34.0%	34.6%
Selling, general and administrative	331.6	309.2
% of net sales	21.1%	21.0%
Research and development	33.2	29.8
% of net sales	2.1%	2.0%
Operating income	170.6	171.2
% of net sales	10.8%	11.6%
Other (income) expense:
Equity income of unconsolidated subsidiaries	(0.9)	(0.5)
Net interest expense	36.4	18.2
% of net sales	2.3%	1.2%
Income from continuing operations before income taxes	135.1	153.5
Provision for income taxes	27.7	35.3
Effective tax rate	20.5%	23.0%
Net income from continuing operations	107.4	118.2
Loss from discontinued operations, net of tax	—	(4.3)
Net income	$107.4	$113.9
Earnings (loss) per ordinary share
Basic
Continuing operations	$0.59	$0.66
Discontinued operations	—	(0.03)
Basic earnings per ordinary share	$0.59	$0.63
Diluted
Continuing operations	$0.59	$0.65
Discontinued operations	—	(0.03)
Diluted earnings per ordinary share	$0.59	$0.62
Weighted average ordinary shares outstanding
Basic	180.7	180.1
Diluted	182.4	182.7
Cash dividends paid per ordinary share	$0.33	$0.32

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Pentair plc and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2016	December 31, 2015
In millions
Assets
Current assets
Cash and cash equivalents	$158.1	$126.3
Accounts and notes receivable, net	1,268.7	1,167.7
Inventories	1,197.7	1,174.3
Other current assets	381.4	309.3
Total current assets	3,005.9	2,777.6
Property, plant and equipment, net	951.8	942.8
Other assets
Goodwill	5,250.0	5,255.4
Intangibles, net	2,461.0	2,490.1
Other non-current assets	361.5	367.6
Total other assets	8,072.5	8,113.1
Total assets	$12,030.2	$11,833.5
Liabilities and Equity
Current liabilities
Current maturities of long-term debt and short-term borrowings	$0.7	$0.7
Accounts payable	579.0	578.8
Employee compensation and benefits	222.6	262.9
Other current liabilities	665.3	644.1
Total current liabilities	1,467.6	1,486.5
Other liabilities
Long-term debt	4,837.1	4,685.8
Pension and other post-retirement compensation and benefits	285.9	287.2
Deferred tax liabilities	828.7	844.2
Other non-current liabilities	526.7	521.0
Total liabilities	7,946.0	7,824.7
Equity	4,084.2	4,008.8
Total liabilities and equity	$12,030.2	$11,833.5

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Pentair plc and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
	Three months ended
In millions	March 31, 2016	March 28, 2015
Operating activities
Net income	$107.4	$113.9
Loss from discontinued operations, net of tax	—	4.3
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities of continuing operations
Equity income of unconsolidated subsidiaries	(0.9)	(0.5)
Depreciation	33.5	32.4
Amortization	37.6	27.6
Deferred income taxes	(13.6)	5.7
Share-based compensation	16.1	9.7
Excess tax benefits from share-based compensation	(0.5)	(2.8)
Gain on sale of assets	(2.3)	(1.2)
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(90.7)	(85.8)
Inventories	(11.7)	(88.2)
Other current assets	(51.2)	(71.0)
Accounts payable	(4.2)	(60.2)
Employee compensation and benefits	(43.7)	(33.7)
Other current liabilities	22.3	38.8
Other non-current assets and liabilities	(13.1)	(15.2)
Net cash provided by (used for) operating activities of continuing operations	(15.0)	(126.2)
Net cash provided by (used for) operating activities of discontinued operations	—	(7.0)
Net cash provided by (used for) operating activities	(15.0)	(133.2)
Investing activities
Capital expenditures	(38.2)	(34.8)
Proceeds from sale of property and equipment	6.3	2.3
Acquisitions, net of cash acquired	(0.1)	(3.0)
Net cash provided by (used for) investing activities of continuing operations	(32.0)	(35.5)
Net cash provided by (used for) investing activities of discontinued operations	—	54.9
Net cash provided by (used for) investing activities	(32.0)	19.4
Financing activities
Net receipts of short-term borrowings	0.7	—
Net receipts of commercial paper and revolving long-term debt	138.4	406.0
Repayment of long-term debt	(0.7)	(0.4)
Excess tax benefits from share-based compensation	0.5	2.8
Shares issued to employees, net of shares withheld	(1.6)	8.7
Repurchases of ordinary shares	—	(200.0)
Dividends paid	(60.1)	(57.5)
Net cash provided by (used for) financing activities	77.2	159.6
Effect of exchange rate changes on cash and cash equivalents	1.6	(25.1)
Change in cash and cash equivalents	31.8	20.7
Cash and cash equivalents, beginning of year	126.3	110.4
Cash and cash equivalents, end of year	$158.1	$131.1

Free cash flow
Net cash provided by (used for) operating activities of continuing operations	$(15.0)	$(126.2)
Capital expenditures	(38.2)	(34.8)
Proceeds from sale of property and equipment	6.3	2.3
Free cash flow	$(46.9)	$(158.7)

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Pentair plc and Subsidiaries
Supplemental Financial Information by Reportable Segment (Unaudited)

	2016	2015
In millions	First Quarter	First Quarter
Net sales
Water Quality Systems	$331.5	$306.9
Flow & Filtration Solutions	337.7	350.1
Technical Solutions	524.6	395.8
Valves & Controls	387.0	429.2
Other	(5.3)	(7.0)
Consolidated	$1,575.5	$1,475.0
Segment income (loss)
Water Quality Systems	$61.7	$51.8
Flow & Filtration Solutions	39.5	36.4
Technical Solutions	112.8	77.6
Valves & Controls	25.3	55.4
Other	(29.5)	(21.9)
Consolidated	$209.8	$199.3
Return on sales
Water Quality Systems	18.6%	16.9%
Flow & Filtration Solutions	11.7%	10.4%
Technical Solutions	21.5%	19.6%
Valves & Controls	6.5%	12.9%
Consolidated	13.3%	13.5%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2016 to the non-GAAP excluding the effect of 2016 adjustments (Unaudited)

	Actual	Forecast
In millions, except per-share data	First Quarter	Second Quarter		Full Year
Total Pentair
Net sales	$1,575.5	approx	$1,720	approx	$6,700
Operating income	170.6	approx	246	approx	945
% of net sales	10.8%	approx	14.3%	approx	14.1%
Adjustments:
Restructuring and other	0.7	approx	—	approx	1
Intangible amortization	37.6	approx	38	approx	150
Equity income of unconsolidated subsidiaries	0.9	approx	1	approx	4
Segment income	209.8	approx	285	approx	1,100
% of net sales	13.3%	approx	16.5%	approx	16.5%
Net income from continuing operations—as reported	107.4	approx	170	approx	637
Adjustments, net of tax	30.5	approx	30	approx	120
Net income from continuing operations—as adjusted	$137.9	approx	$200	approx	$757
Continuing earnings per ordinary share—diluted
Diluted earnings per ordinary share—as reported	$0.59	approx	$ 0.91 - 0.94	approx	$ 3.39 - 3.59
Adjustments	0.17	approx	0.17	approx	0.66
Diluted earnings per ordinary share—as adjusted	$0.76	approx	$ 1.08 - 1.11	approx	$ 4.05 - 4.25

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Pentair plc and Subsidiaries
Reconciliation of Net Sales Growth to Core Net Sales Growth by Strategic Business Group
for the quarter ending March 31, 2016

	Q1 Net Sales Growth
	Core	Currency	Acq. / Div.	Total
Water Quality Systems	9.2%	(1.2)%	—%	8.0%
Aquatic & Environmental Systems	12.6%	(0.9)%	—%	11.7%
Water Filtration	4.7%	(1.6)%	—%	3.1%
Flow & Filtration Solutions	(1.5)%	(2.0)%	—%	(3.5)%
Water Technologies	(0.6)%	(1.5)%	—%	(2.1)%
Fluid Solutions	(5.0)%	(2.8)%	—%	(7.8)%
Process Filtration	3.9%	(2.6)%	—%	1.3%
Technical Solutions	5.0%	(2.4)%	29.9%	32.5%
Enclosures	(5.4)%	(1.7)%	—%	(7.1)%
Thermal Management	21.7%	(4.6)%	—%	17.1%
Engineered Fastening Solutions	—%	—%	100.0%	100.0%
Valves & Controls	(6.5)%	(3.3)%	—%	(9.8)%
Aftermarket/MRO	(8.7)%	(4.1)%	—%	(12.8)%
Engineered Projects	(4.2)%	(2.4)%	—%	(6.6)%
Total Pentair	1.2%	(2.4)%	8.0%	6.8%

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Pentair plc and Subsidiaries
Reconciliation of the GAAP year ended December 31, 2015 to the non-GAAP excluding the effect of 2015 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Pentair
Net sales	$1,475.0	$1,661.2	$1,552.1	$1,760.7	$6,449.0
Operating income (loss)	171.2	217.9	180.0	(391.9)	177.2
% of net sales	11.6%	13.1%	11.6%	(22.3)%	2.7%
Adjustments:
Restructuring and other	—	25.5	25.3	70.1	120.9
Pension and other post-retirement mark-to-market gain	—	—	—	(23.0)	(23.0)
Intangible amortization	27.6	28.0	28.2	37.6	121.4
Inventory step-up	—	1.5	1.4	32.8	35.7
Deal related costs and expenses	—	—	14.3	—	14.3
Goodwill and tradename impairment	—	—	—	554.7	554.7
Equity income of unconsolidated subsidiaries	0.5	0.6	0.9	0.8	2.8
Segment income	199.3	273.5	250.1	281.1	1,004.0
% of net sales	13.5%	16.5%	16.1%	16.0%	15.6%
Net income (loss) from continuing operations—as reported	118.2	153.9	115.2	(452.3)	(65.0)
Loss on sale of businesses, net of tax	—	—	—	2.7	2.7
Amortization of bridge financing fees, net of tax	—	—	8.3	—	8.3
Adjustments, net of tax	21.2	42.4	53.2	656.0	772.8
Net income from continuing operations—as adjusted	$139.4	$196.3	$176.7	$206.4	$718.8
Continuing earnings per ordinary share—diluted
Diluted earnings (loss) per ordinary share—as reported	$0.65	$0.84	$0.63	$(2.51)	$(0.36)
Adjustments	0.11	0.24	0.34	3.64	4.30
Diluted earnings per ordinary share—as adjusted	$0.76	$1.08	$0.97	$1.13	$3.94